SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 4, 2004

THE PRINCETON REVIEW, INC.
 (Exact name of registrant as specified in its charter)

Delaware	000-32469	22-3727603
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2315 Broadway
New York, New York 10024
 (Address of principal executive offices)

(212) 874-8282
 (Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Item 5.          Other Events and Regulation FD Disclosure.

                       On June 7, 2004, The Princeton Review, Inc. (the “Company”) issued a press release announcing that it had completed the private placement of $10 million of a newly designated class of convertible preferred stock to Fletcher International, Ltd. (“Fletcher”) pursuant to an Agreement, dated May 28, 2004, between the Company and Fletcher (the “Agreement”).  The preferred stock is convertible into 909,091 shares of the Company’s common stock at a conversion price of $11.00 per share, subject to adjustment upon certain events, and is subject to redemption rights after 18 months. The Agreement also gives Fletcher the right, beginning July 1, 2005, to invest, from time to time, up to an additional $20 million in newly created series of preferred stock on terms similar to the Private Placement but at a conversion price of 120% of the then prevailing price of the Company’s common stock, subject to a minimum price of $11.00 per share. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

                       The description herein and the press release is qualified in its entirety by reference to the Agreement referenced above and the Certificate of Designation of Series B-1 Cumulative Convertible Preferred Stock of the Company, which are attached hereto as Exhibits 4.1 and 10.1, respectively, and are incorporated by reference herein.

Item 7.           Financial Statements, Pro Forma Financial Information and Exhibits.

(c)	Exhibits.

The following exhibits are filed herewith:

	4.1	Certificate of Designation of Series B-1 Cumulative Convertible Preferred Stock of The Princeton Review, Inc.

	10.1	Agreement, dated as of May 28, 2004, by and between The Princeton Review, Inc. and Fletcher International, Ltd.

	99.1	Press Release, dated June 7, 2004.

SIGNATURES

                      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 8, 2004

THE PRINCETON REVIEW, INC.

	By:	/s/ STEPHEN MELVIN

	Name:	Stephen Melvin
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description

4.1	Certificate of Designation of Series B-1 Cumulative Convertible Preferred Stock of The Princeton Review, Inc.

10.1	Agreement, dated as of May 28, 2004, by and between The Princeton Review, Inc. and Fletcher International, Ltd.

99.1	Press Release, dated June 7, 2004.